Exhibit 99.1

Inspired Announces Change in Fiscal Year End

NEW YORK, Sept. 25, 2018 -- Inspired Entertainment, Inc. (NASDAQ :INSE ) ("Inspired" or the "Company") announced today that its Board of Directors has approved a change in the Company's fiscal year end from September 30 to December 31.  The Company's fiscal year will begin on January 1 and end on December 31 of each year, starting January 1, 2019.  The Company's current fiscal year will end on September 30, 2018.  With this fiscal year end change, the Company intends to file transitional financial information for the period from October 1, 2018 to December 31, 2018, following the conclusion of that transition period.  Year-over-year quarterly financial data will continue to be comparative as the months that comprise each fiscal quarter will remain unchanged.

About Inspired Entertainment, Inc.
Inspired is a global games technology company, supplying Virtual Sports, Mobile Gaming and Server Based Gaming systems with associated terminals and digital content to regulated lottery, betting and gaming operators around the world. Inspired currently operates approximately 30,000 digital gaming terminals and supplies its Virtual Sports products through more than 40,000 retail channels and over 100 websites, in approximately 35 gaming jurisdictions worldwide. Inspired employs approximately 800 employees in the UK and elsewhere, developing and operating digital games and networks. Additional information can be found at www.inseinc.com.

Forward Looking Statements
This news release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on our management's current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in our reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K, which are available, free of charge, on the SEC's website at www.sec.gov and on our site at www.inseinc.com.

Contact:
Aimee Remey
Aimee.remey@inseinc.com
+1 646 620-6737